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                                                             Exhibit 5
                                                             ---------
                   [MASLON EDELMAN BORMAN & BRAND LETTERHEAD]


                                September 6, 1996


IntraNet Solutions, Inc.
9625 West 76th Street, Suite 150
Eden Prairie, Minnesota  55344

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted on behalf of IntraNet Solutions, Inc. (the "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to 10,000,000 shares of Common Stock, $.01 par value (the "Shares") issued or to be issued by the Company pursuant to the terms of the Company's 1994-1997 Stock Option and Compensation Plan (the "Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    Maslon Edelman Borman & Brand,
                                    a Professional Limited Liability Partnership


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